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EXHIBIT 21

                 SUBSIDIARIES OF GLOBAL BEVERAGE SOLUTIONS, INC.

As of December 31, 2007, we had two "significant subsidiaries", as defined in Regulation S-X, Item 1-02(w), identified as follows:

Beverage Network of Maryland, Inc., a Florida corporation.

Aqua Maestro, Inc., a Florida corporation.